Exhibit 10-O(1)
DONGFENG MOTOR CO., LTD.
DONGFENG (SHIYAN) INDUSTRIAL COMPANY
DONGFENG MOTOR CORPORATION
and
DANA MAURITIUS LIMITED

PARTIAL CLOSING AGREEMENT

THIS PARTIAL CLOSING AGREEMENT is made on March 14th, 2007 (this Agreement).
Between
(1)	DONGFENG MOTOR CO., LTD., a Sino-Japanese equity joint venture with limited liability duly established and validly existing under the laws the People’s Republic of China whose registered address is at 84 Baiye Road, Wuhan Economic Development Zone, Wuhan, Hubei Province, People’s Republic of China (DFL). The legal representative of DFL is Xu Ping, a national of the PRC, who holds the position of chairman of the board.

(2)	DONGFENG (SHIYAN) INDUSTRIAL COMPANY, a company with limited liability duly established and validly existing under the laws the People’s Republic of China whose registered address is at No. 66 Gongyuan Road, Shiyan, Hubei Province, People’s Republic of China (Dongfeng Industry). The legal representative of Dongfeng Industry is Li Zhenhua, a national of the PRC, who holds the position of chairman of the board.

(3)	DONGFENG MOTOR CORPORATION, a state-owned enterprise with limited liability duly established and validly existing under the laws the People’s Republic of China whose registered address is at No. 1 Checheng Road, Shiyan, Hubei Province, People’s Republic of China (DFM). The legal representative of DFM is Xu Ping, a national of the PRC, who holds the position of general manager.

(4)	DANA MAURITIUS LIMITED, a company with limited liability duly established and validly existing under the laws of the Republic of Mauritius whose principal place of business is at Level 6, One Cathedral Square, Pope Hennessy Street, Port Louis, Mauritius (Dana). The legal representative of Dana is Phillip A. Rotman II, a national of the USA, who holds the position of Director.
For the purpose of this Agreement, each of DFL, Dongfeng Industry, DFM and Dana is referred to as a Party, and collectively referred to as the Parties.
Whereas
(A)	Dongfeng Dana Axle Co., Ltd. (Business License Registration Number 4206001330066) is a joint venture company with limited liability duly established and validly existing under the laws of the People’s Republic of China whose registered address is at 10th Floor, Torch Building, Hi-Tech Industry Development Zone, Xiangfan, Hubei Province, PRC (the Company).

(B)	DFL, Dongfeng Industry, DFM and Dana entered into a Sale and Purchase Agreement (the SPA) on March 10, 2005. It was contemplated under the SPA that Dana would purchase the entire equity interests in the Company held by DFM and Dongfeng Industry respectively and an additional twenty nine point two three percent (29.23%) equity interest in the Company held by DFL with an aggregate percentage of interest in the Company to be purchased by Dana totalling fifty percent (50%).

(C)	DFL and Dana entered into a Joint Venture Contract (the Contract) on March 10, 2005. It was contemplated under the Contract that, upon the completion of the sale and purchase by Dana of the fifty percent (50%) equity interest in the Company pursuant to the SPA, the Company would be converted into a Sino-foreign joint venture with DFL and Dana each holding a fifty percent (50%) equity interest therein.

(D)	Dana Corporation filed for U.S. bankruptcy protection on March 3, 2006.

(E)	Upon friendly consultations, the Parties contemplate that, instead of completing the purchase by Dana of the entire fifty percent (50%) equity interest in the Company from DFL, Dongfeng Industry and DFM, the purchase by Dana of a four percent (4%) equity interest in the Company held by DFL for RMB 38,800,000 would be completed as soon as practicable and that Dana would purchase an additional forty six percent (46%) equity interest in the Company from DFL, Dongfeng Industry and DFM after April 1, 2008 but within three years starting from the date on which the Company’s new business license has been issued.

(F)	It is contemplate that, upon the completion of the sale and purchase by Dana of the four percent (4%) equity interest in the Company pursuant to the preceding paragraph, the Company would be converted into a Sino-foreign joint venture with DFL, Dongfeng Industry, DFM and Dana each holding a seventy five point two three percent (75.23%), ten point nine six percent (10.96%), nine point eight one percent (9.81%) and four percent (4%) equity interest in the Company respectively.

(G)	It is contemplated that DFL and Dana shall complete the transfer of the four percent (4%) equity interest in the Company held by DFL based on the terms and conditions set out in this Agreement.
Now Therefore, it is agreed as follows:
1.	Definitions and Interpretation

1.1	Unless the context otherwise requires, the defined words and expressions used in this Agreement shall have the same meanings as those used in the SPA.

1.2	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.	Partial Transfer and Consideration

2.1	Notwithstanding the provisions stated in the SPA, the Parties agree that DFL will transfer and Dana will acquire four percent (4%) equity interest in the Company (the Transferred Equity) free from Encumbrance (as defined in the SPA) and together with all rights attached thereto pursuant to the terms and conditions of this Agreement. The Parties agree that such transfer shall be completed as soon as possible instead of having Dana acquiring the entire fifty percent (50%) equity interest of the Company from DFL, Dongfeng Industry and DFM respectively.

2.2	Each of Dongfeng Industry and DFM hereby consents to the transfer of the Transferred Equity and provides DFL and Dana with their respective waiver for the exercise of their first right of refusal with regard to the Transferred Equity.

2.3	For the avoidance of doubt, completion of the transfer of the Transferred Equity pursuant to this Agreement shall not be construed as completing the transfer of the Transferred Interests as set out under the SPA.

2.4	The consideration payable for the Transferred Equity shall be RMB38,800,000. Such payment shall be made available to DFL within ten (10) Business Days after the date that the Approval Authority has approved the transfer of the four percent (4%) equity interest in the Company with the letter of approval and the approval certificate indicating DFL, Dongfeng Industry, DFM and Dana’s respective shareholding as seventy five point two three percent (75.23%), ten point nine six percent (10.96%), nine point eight one percent (9.81%) and four percent (4%), and otherwise containing terms generally consistent with the Parties’ intention as reflected in this Agreement and the Contract as amended, and that SAIC has issued a new business license to the Company on this basis (the date of such payment shall hereinafter be referred to as the Completion Date).

3.	Waiver of the Conditions Precedent

3.1	The Parties hereby agree to waive each and every condition precedent listed under Clause 3 and Schedule 3.1 of the SPA, except to the extent that any such condition precedent has already been fulfilled on or prior to the transfer of the Transferred Equity as contemplated herein by the Parties in writing. Notwithstanding the above, the Parties acknowledge that Dana is currently conducting certain product testing, Condition 3.1(i) of Schedule 3.1 related to products is not deemed to be fulfilled until such testing proves negative, at which time the aforementioned condition is deemed to be waived.

3.2	Notwithstanding the above, if the equity transfer contemplated hereunder has not been approved and become effective on or before June 30, 2007 or such later date as the Parties mutually agree in writing from time to time, the SPA, the Contract and this Agreement shall automatically terminate in which case none of the Parties shall have any claim of any nature whatsoever against any other Party(ies) under the SPA, the Contract and this Agreement.

3.3	Clause 3.4 of the SPA shall expire.

4.	Completion

4.1	The Parties agree that completion of the Transferred Equity shall take place as of the Completion Date (the Completion).

4.2	On the Completion Date, each Party waives, releases and otherwise abandons absolutely and irrevocably all claims, whether direct or indirect, foreseen or unforeseen, contingent or actual, present or future, of any nature whatsoever and however arising which it may have against any other Party and any of its Affiliates (including their successors and assignees), arising out of or connected in any way with the transaction contemplated by the SPA.

4.3	The following list of documents shall be delivered to Dana within five working days after Completion:
(i)	the approval reply (replies) and the approval certificate(s) issued by the Approval Authority approving (i) the acquisition of the Transferred Equity by Dana pursuant to this Agreement, (ii) the Amendment to the Contract, (iii) the amendment to the articles of association, and (iv) the establishment of the Company as a Sino-foreign equity joint venture whereby DFL holds seventy five point two three percent (75.23%) of the registered capital of the Company, Dongfeng Industry holds ten point nine six percent (10.96%) of the registered capital of the Company, DFM holds nine point eight one percent (9.81%) of the registered capital of the Company and Dana holds four percent (4%) of the registered capital of the Company;

(ii)	a new business license for the Company issued by SAIC or its local branches pursuant to registration of (i) above;

(iii)	evidence that two (2) Dana appointees, four (4) DFL appointees, one (1) Dongfeng Industry appointee and one (1) DFM appointee have been registered with SAIC or its local branch as constituting the entire board of directors of the Company;

(iv)	a letter of appointment duly executed by DFL, Dongfeng Industry and DFM in the agreed form appointing six (6) individuals to the board of directors of the Company;

(v)	powers of attorney of DFL, Dongfeng Industry and DFM respectively, authorising the execution of this Agreement and other relevant agreements.
5.	Post-Completion Undertaking

5.1	DFL agrees and undertakes with Dana that as soon as practicable and in any event within ten (10) Business Days after Dana makes full payment of the Transferred Equity to DFL, DFL shall cause the chairman of the board of directors of the Company to promptly issue an investment certificate to Dana confirming its four percent (4%) equity interest in the Company, provided that the Company has obtained the corresponding verification report from its accountant.

5.2	Upon Completion, DFL agrees to comply with the restrictions as set out under Clause 7 of the SPA.

6.	Warranties, Undertakings and Indemnities

6.1	DFL undertakes that the representations and warranties made by it pursuant to Clause 8 and Schedule 8.1 of the SPA is hereby repeated and that each of such representation and warranty is true and accurate as of the date of this Agreement.

6.2	The representations and warranties made by DFL shall be deemed to be repeated immediately before Completion with reference to the facts then existing and Completion of this Agreement shall constitute a warranty by DFL

**** indicates where a confidential portion has been omitted and filed separately with the Securities and Exchange Commission that no event has occurred between the date of this Agreement and Completion which would cause any of the representations and warranties to be untrue or inaccurate in any material respect.

6.3	Dana undertakes that the representations and warranties made by it pursuant to Clause 8 and Schedule 8.1 of the SPA is hereby repeated and that each of such representation and warranty is true and accurate as of the date of this Agreement.

6.4	The representations and warranties made by Dana shall be deemed to be repeated immediately before Completion with reference to the facts then existing and Completion of this Agreement shall constitute a warranty by Dana that no event has occurred between the date of this Agreement and Completion which would cause any of the representations and warranties to be untrue or inaccurate in any material respect.

6.5	DFL and Dana agree that certain parts of Clause 10.2 and Clause 12 of the SPA shall be revised as follows:
(A)	the aggregate amount of the Parties’ respective liability to each other under this Agreement during the three years, which starts from the date on which the Company’s new business license has been issued, for all claims shall not exceed **** . Clause 10.2 and Clause 12.5 of the SPA shall expire;

(B)	DFL, Dongfeng Industry and DFM shall not be liable for any claim unless the aggregate amount of the liability of DFL, Dongfeng Industry and DFM for all claims exceeds **** , in which case DFL, Dongfeng Industry and DFM shall be liable for the remaining amount in respect of all claims in excess of **** ; provided that the provisions of this Clause 6.5 shall not apply in respect of any claim in respect of a breach of any of the Tax Warranties or Tax Covenant as described in the SPA;

(C)	DFL, Dongfeng Industry and DFM shall not be liable for any claim unless they receive from Dana written notice containing reasonable details of the claim including Dana’s estimate (on a without prejudice basis) of the amount of such claim on or before March 31, 2008, after which all the representations, warranties, undertakings and indemnities of the Parties contained in the SPA and the representations, warranties, undertakings and indemnities contained in the Contract on the basis of the SPA shall expire and DFL, Dongfeng Industry and DFM shall not be liable for any claim arising thereunder afterwards.

(D)	The Parties confirm that the SPA shall expire upon March 31, 2008.
7.	Right to Terminate

7.1	DFL and Dana may, at any time prior to the Completion Date, terminate this Agreement pursuant to the terms set out in Clause 13 of the SPA.

7.2	After Completion, Clause 13 of the SPA shall expire.

8.	Entire Agreement

This Agreement, and the SPA as altered hereby (subject to Clause 6.5(c) and 6.5(D)), set out the entire agreement and understanding between the Parties in respect of the sale and purchase of the Transferred Equity. This Agreement supersedes all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Transferred Equity. It is agreed that:
(A)	no Party has entered into this Agreement or any other document referred to in this Agreement in reliance upon any statement, representation, warranty or undertaking of any other Party other than those expressly set out or referred to in this Agreement or such other document;

(B)	save for any such liability as a Party has under or in respect of any breach of this Agreement or any other agreement or document referred to in this Agreement, no Party shall owe any duty of care, nor have any liability in tort or otherwise, to any other Party or any other person in respect of, arising out of, or in any way relating to the transaction contemplated by this Agreement; and

(C)	this Clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.
9.	Variation

No variation of this Agreement and the SPA as altered hereby shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

10.	Assignment

10.1	None of the Parties hereunder shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement and under the SPA as altered hereby, nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Parties.

10.2	Any purported assignment in contravention of this Clause 10 shall be void.

11.	Announcements

11.1	Each Party hereby undertakes that it shall not and shall procure that each of its Affiliates, directors, officers and employees shall not at any time make any public announcement or circular or disclosure in connection with the existence or subject matter of this Agreement without the prior written approval of the other Parties hereto (such approval not to be unreasonably withheld or delayed); to the extent any public announcement, circular or disclosure in connection with the existence or subject matter of this Agreement is required to be made by any of the Parties pursuant to any applicable law or stock exchange requirements, the Parties shall, to the maximum extent permitted under applicable laws and stock exchange requirements, fully consult each other to agree on the scope and substance of the required disclosure.

12.	Confidentiality

12.1	DFL undertakes to Dana that save as required by applicable law or stock exchange requirements each of them shall not and shall procure that each of its directors, officers and employees shall not at any time, save with the prior consent in writing of Dana, divulge or communicate to any person other than to directors, officers, employees or professional advisers of Dana any secret or confidential information concerning the Company or any customer or client or business of the Company.

12.2	Dana hereby undertakes to DFL that save as required by applicable law or stock exchange requirements it and its Affiliates shall not and shall procure that each of its directors, officers and employees shall not at any time save with the prior consent in writing of DFL divulge or communicate to any person other than to its directors, officers, employees or professional advisers any secret or confidential information concerning the Company or any customer or client or business of the Company.

12.3	The restrictions contained in Clauses 12.1 and 12.2 above shall cease to apply in the event that such information comes into the public domain (other than through any unauthorised disclosure by DFL or Dana) or disclosure of such information is required by law or any court or tribunal. If disclosure of such information is required by law or any court or tribunal, then any of the Parties so required to disclose such information shall promptly inform and consult with all the other Parties before taking any actions to make any disclosures as required.

13.	Severability

13.1	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

14.	Counterparts

14.1	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

15.	Waivers

15.1	No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

15.2	The rights and remedies of any Party under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

16.	Further Assurance

16.1	Each Party agrees to perform (or procure the performance, by its duly authorised representatives) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as any other Party may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction contemplated hereunder and for the purpose of vesting in such Party the full benefit of the assets, rights and benefits to be transferred to or conferred on such Party under this Agreement.

17.	Notices

17.1	Any notice or other communication to be given by one Party to the other Parties under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by pre-paid recorded express courier delivery to the address set out in Clause 30.6(b) of the amended Contract and marked for the attention of the relevant Party set out in Clause 30.6(b) of the amended Contract (or as otherwise notified from time to time). Any notice so served by express courier shall be deemed to have been duly given at 10:00am on the seven (7th) Business Day following the date of posting.

17.2	References to time in this Clause are to local time in the country of the addressee.

17.3	A Party may notify the other Parties to this Agreement of a change to its name, relevant addressee, or address for the purposes of this Clause 17, provided that, such notice shall only be effective on:
(A)	the date specified in the notice as the date on which the change is to take place; or

(B)	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.
18.	Execution and Effectiveness

18.1	This Agreement shall be executed by the duly authorised representatives of the Parties hereto and shall come into force after signing.

18.2	Once this Agreement has been executed it shall then be submitted for approval by DFL to Department of Commerce, Hubei Province (the Approval Authority) along with the SPA, the Amendment to the Contract and the amendment to the articles of association.

19.	Governing law

19.1	The establishment, effectiveness, interpretation, amendment, performance and termination of this Agreement shall be governed by and construed in accordance with the laws of the PRC. To the extent there is no applicable PRC law, reference shall be made to international practices.

20.	Settlement of disputes

20.1	The Parties shall try to resolve any dispute, controversy or claim arising out of or in connection with this Agreement through friendly consultations between the Parties. But, if no settlement is reached within twenty (20) Business Days from the date one Party notifies the other Parties in writing of its intention to submit the dispute, controversy or claim to arbitration in accordance with this Clause, then any such dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration by the Hong Kong International Arbitration Center (HKIAC) in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Clause. The arbitration will be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including additions to the UNCITRAL Arbitration Rules as are therein contained.

20.2	The place of arbitration shall be in Hong Kong at the Hong Kong International Arbitration Center. The arbitration proceedings will be conducted in English and Chinese. The arbitration panel will consist of three (3) members. Dana shall select one (1) arbitrator, and DFL shall select one (1) arbitrator. The presiding arbitrator shall be selected by agreement between the arbitrators selected by the Parties or, failing agreement within ten (10) Business Days of the appointment of the two (2) Party-nominated arbitrators, by the Chairperson of the HKIAC. The presiding arbitrator shall not be a national of the PRC or the United States of America. The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The costs of arbitration and the costs of enforcing the arbitration award (including witness expenses and reasonable attorneys’ fees) shall be borne by the losing Party(ies), unless otherwise determined by the arbitration award.

20.3	In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the Parties pursuant to or relating to this Agreement, each Party expressly waives any defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state.

20.4	Each Party shall continue to exercise its respective rights, and fulfill its obligations under this Agreement while a dispute is being resolved through arbitration, except for the matters in dispute.

20.5	Any award of the arbitrators may be enforced by any court having jurisdiction over the Party against which the award has been rendered, or wherever assets of that Party are located, and shall be enforceable in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).

21.	Language

This Agreement is written in a Chinese version and in an English version in eight (8) originals each. Both language versions shall be equally authentic. Each of DFL, Dongfeng Industry, DFM, the Company and Dana shall each keep one (1) original in each language. The remaining originals shall be submitted, as necessary, to the governmental authorities.

22.	Operational Issues — Pre-Completion Profits

22.1	All of the dividend payable and the net profits accrued during the time period from January 1, 2004 to the Completion Date as reflected in the Company audited financial statements as audited by the Company’s regular auditor will be paid by the Company to DFL, Dongfeng Industry and DFM within ten (10) days from the Completion Date in accordance with their equity ratios immediately prior to the Completion Date.

22.2	Within ten (10) Business Days after the receipt by DFL of its share of the aforesaid dividend payable and net profits, DFL, will, through Dongfeng Motor Finance Company, make an amount up to the entire amount of its share of such dividend payable and net profits available to the Company as an interest-free loan in the event the Company encounters cash-flow difficulties and agrees to participate in DFL’s cash pooling arrangement through Dongfeng Motor Finance Company as approved by the board of directors of the Company. Such interest-free loan shall be initially granted by DFL to the Company for a period of one year. If the Company continues to encounter cash-flow difficulties DFL agrees to extend such loan for another year on an interest-free basis, provided that the total duration of the interest-free loan does not exceed three (3) years.
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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date appearing at the head hereof.
Signed for and on behalf of

DONGFENG MOTOR CO., LTD.

/s/ Ouyang Jie

Name: OUYANG Jie
Title: Vice President
Signed for and on behalf of

DONGFENG (SHIYAN) INDUSTRIAL COMPANY

/s/ Chen Yaodong

Name: CHEN Yaodong
Title: Executive Deputy General Manager
Signed for and on behalf of

DONGFENG MOTOR CORPORATION

/s/ Ouyang Jie

Name:
Title:

Signed for and on behalf of

DANA MAURITIUS LIMITED

/s/ Frank Sheehan

Name: Frank SHEEHAN
Title: Authorized Representative